UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2025

FB FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	001-37875	62-1216058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1221 Broadway, Suite 1300
Nashville, Tennessee 37203
(Address of principal executive offices) (Zip Code)

(615) 564-1212
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	FBK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If  an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.
Item 8.01 is incorporated by reference with respect to the termination of that certain Shareholder’s Agreement dated as of September 15, 2016 (as amended, the “Shareholder’s Agreement”).
Item 8.01. Other Events.
FB Financial Corporation (the “Company”, “we”, “our” or “us”) is saddened to announce that James W. Ayers passed away on April 1, 2025. Mr. Ayers owned approximately 23% of our common stock and was the Company’s sole shareholder prior to its initial public offering.
Mr. Ayers was a remarkable individual whose visionary leadership and dedication to the greater good shaped FirstBank and countless communities across Tennessee. He was a driving force in transforming our subsidiary, FirstBank, from a small community bank into one of the South's leading financial institutions, always guided by his values of integrity, resilience, and service. Mr. Ayers' legacy is not only seen in the ongoing strength of FirstBank, but in the lives he touched—employees, customers, students, and neighbors alike. We extend our heartfelt condolences to his family and loved ones, and we honor a life marked by leadership, compassion, and an unwavering drive to improve communities and change lives..
As we previously disclosed, the Company and Mr. Ayers were parties to the Shareholder’s Agreement. The Shareholder’s Agreement automatically terminated in accordance with its terms upon Mr. Ayers’ passing. Pursuant to the Shareholder’s Agreement, Mr. Ayers had the right to designate up to 20% of our directors and at least one member of the nominating and corporate governance and compensation committees of our board of directors for so long as permitted under applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FB FINANCIAL CORPORATION

By: /s/ Beth W. Sims
Beth W. Sims
General Counsel and Corporate Secretary
Date: April 7, 2025